EXHIBIT 2

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA

AUDITOR’S CONSENT

I have read Export Development Canada’s Form 18-K dated 2 May 2005. I have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

I consent to the use of my report dated 16 February 2005 to the Minister of International Trade on Export Development Canada’s financial statements for the fiscal year ended 31 December 2004 included in Export Development Canada’s annual report attached to the above mentioned Form 18-K filed pursuant to the Securities Exchange Act of 1934 and to its incorporation by reference into Export Development Canada’s Registration Statement on Schedule B, filed on 7 June 2002, under the Securities Act of 1933.

/s/ Richard Flageole
Assistant Auditor General for the Auditor General of Canada

Ottawa, Canada
2 May 2005